SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 16, 2004

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

Item 5. Other Events

TECO Energy, Inc. (“TECO Energy”) and its subsidiary have agreed to purchase from NCP of Virginia, LLC (“NCP”) its interest in Commonwealth Chesapeake Company, LLC (“CCC”) for consideration valued at $40 million. The consideration consists of $30 million in cash and 784,006 shares of common stock of TECO Energy. The shares are being issued in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933 and, therefore, are not being registered under that Act. In connection with this transaction, NCP has agreed to release TECO Energy and its affiliates from all claims and disputes, including the previously reported arbitration proceeding which had resulted in an award of $49 million, including accrued interest, for the acquisition of NCP’s interest in CCC. The documents to effect the purchase transaction and the releases, as well as the related consideration, are being held in escrow pending approval by the Federal Energy Regulatory Commission (“FERC”) of the transfer of the interest in CCC. FERC approval is expected in 30-60 days. Upon receipt of FERC approval, exchange of the mutual releases and release of the consideration from escrow, the parties will file stipulations for dismissal with prejudice of all pending proceedings.

As TECO Energy had reserved $49 million in connection with the arbitration, the transaction will have a positive impact on pre-tax earnings of approximately $9 million in 2004. It will also reduce TECO Energy’s previously forecasted cash payments for 2004 by approximately $19 million. The shares issued in this transaction represent approximately 0.4% of TECO Energy’s outstanding shares.

The previously reported informal inquiry by the staff of the Securities and Exchange Commission, which followed a letter from NCP raising issues related to the subject of the NCP litigation matter, is ongoing and TECO Energy continues to cooperate.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: Aug. 18, 2004	TECO ENERGY, INC.
Registrant

	By:	/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President
and Chief Financial Officer
(Principal Financial Officer)

3